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                           DEFERRED COMPENSATION AGREEMENT
                                COAST COMMERCIAL BANK

This Agreement is entered into this Second day of November 1992 between Coast Commercial, a state bank organized under the laws of the State of California ("Bank") and Douglas Austin, a Director of the Bank.

WHEREAS, the Director has contributed to the success and profitability of the Bank and the Bank wishes to provide additional incentive for the Director to continue such contribution; and

WHEREAS, the Bank and the Director desire to set forth their agreement as to deferring a portion of Director's compensation as a deferred compensation plan and to provide Director certain additional benefits in the case of Director's death while serving as a Director of the Bank,

NOW THEREFORE, in consideration of the mutual agreements contained herein, Bank and Director agree as follows:

1. Director will agree to a reduction of the current payment of compensation by $12,000.00 annually, or such other amount as shall be elected by Director in a signed writing delivered to the Bank prior to January 1 of the year to which the election applies, and to defer receipt of such amount until paid to him pursuant to later provisions of this Agreement.

Compensation reductions under this Agreement shall cease at the end of the month in which Director attains age sixty-five (65) even if Director is still serving as a Director at that time.

2. The Bank will record amounts deferred pursuant to Section 1 in a separate account ("Account") on the books by the Bank.

3. (a) Until all amounts held in the Account are fully paid out pursuant to later provisions of this Agreement, the Bank will credit interest to the Account at a rate, except as set forth in section 3(b), determined by a resolution of the Board of Directors not less than annually.

The amount at which interest is credited to the Account effective October 1, 1992, is 7%.

Interest on amounts held in the Account will be compounded daily compatible with the Bank's formula for interest calculation.

4. The Account will be segregated from other assets owned by the Bank only by way of its identification on the books and records of the Bank as a liability of the Bank to Director, and will be subject to the claims of general creditors of the Bank.

5. Amounts held in the Account will be payable to Director or his beneficiary upon the first to occur of the following events:

    (I)       Termination of Director service as a Director of the Bank; or

    (ii)      Attainment of age sixty-five (65); or

    (iii)     Termination of this Agreement pursuant to section 16.

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6.  Upon the occurrence of an event described in section 5 the Bank will pay to
Director or his beneficiary pursuant to section 7 amounts held in the Account.

However, if Employee dies prior to termination of his service with the Bank and prior to attainment of age sixty-five (65), then, if Director's Projected Benefit exceeds the amount held in the Account, the amount payable to Director's beneficiary shall be the Projected Benefit.

Projected Benefit means the amount that would have been deemed credited to the Account as of the first day of the month during which Director would have attained age sixty-five (65). The Projected Benefit shall be determined solely by the Bank which may from time to time modify the Projected Benefit. The initial Projected Benefit is $42,125.00 for 10 years.

                             CLAIMS AND REVIEW PROCEDURES

6.1 Claims Procedure. The Company shall notify the Executive's beneficiary in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement.
If the Company determines that the beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the beneficiary wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

6.2 Review Procedure. If the beneficiary is determined by the Company not to be eligible for benefits, or if the beneficiary believes that he or she is entitled to greater or different benefits, the beneficiary shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the beneficiary believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the beneficiary (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the beneficiary (or counsel) shall have the right to review the pertinent documents. The Company shall notify the beneficiary of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the beneficiary and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the beneficiary.

7.(a)  Amounts payable to Director upon the occurrence of an event described in section 5 shall be paid promptly to Director or his beneficiary in one oft the following methods, as elected by Director in a signed writing delivered to the Bank prior to the occurrence of the event:


    (i)  In a lump sum; or

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    (ii)      In substantially equal monthly, quarterly or annual installments over a five (5) year period; or

    (iii) In substantially equal monthly, quarterly or annual installments over a ten (10) year period.

    (iv) In substantially equal monthly, quarterly or annual installments over a fifteen (15) year period.

7.(b) If Director has not elected a method of payment in the manner set forth in the preceding section 7(a) prior to the occurrence of an event described in section 5, then the Bank, in its sole discretion, will select the method of payment from among those set forth in section 7(a).

7.(c) If Director's service with the Bank is terminated prior to attaining age sixty-five (65) due to disability or retirement, Director may request the Bank, in a signed writing delivered to the Bank prior to Director's termination, not to pay any amounts otherwise payable to Director until Director attains age sixty-five (65) or Director dies prior to attaining age sixty-five (65). The Bank, in its sole discretion shall elect whether or not to grant such a request.

8. After attaining age sixty (60) or five (5) years of service with the Bank, Director may request in a signed writing delivered to the Bank, that the Bank pay a hardship distribution to Director from amounts held in the Account. Hardship means an unforeseen event or situation that creates an extraordinary financial need that cannot reasonably be met by other resources of the Director. The Bank shall elect in its sole discretion whether or not to grant such request.

9. Amounts paid to Director or his beneficiary pursuant to this Agreement will be subject to taxes and charges to the extent required by law.

10. Any amount payable to Director's beneficiary pursuant to this Agreement will be paid to the beneficiary designated by Director in a signed writing delivered to the Bank. Director has the right to change his beneficiary designation by delivering to the Bank a subsequent signed writing. If Director does not designate a beneficiary in the manner described in this section, or if the designated beneficiary has predeceased Director, then amounts payable hereunder will be payable first to Director's surviving spouse. If Director has no surviving spouse, amounts will then be payable to Director's estate.

No one other than the Director shall have any right to designate a beneficiary.

11. The Bank will acquire an insurance policy on the life of Director. The Bank will be the owner and beneficiary of the policy. Director will have no interest in or right to the policy.

12. Director hereby agrees that he has answered, or will answer, truthfully and completely, any question or request for information in connection with the issuance of any insurance policy on his life for the purpose of assisting the Bank in meeting its obligations under this Agreement. If the issuing life insurance company refuses to pay a claim as a result of a material misrepresentation or other act by Director, no amounts shall be payable under this Agreement.

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13.  The right to receive payments under this Agreement shall not be assigned or encumbered, or subject to anticipation, garnishment, attachment, or any other legal process of creditors of Director or any designated beneficiary. If Director or a designated beneficiary attempts to assign such right the Bank, in its sole discretion, may suspend, reduce or terminate any or all rights created by this Agreement as to Director or the designated beneficiary attempting said assignment.

14. Director status as a member of the Board of Directors of the Bank shall be subject to termination at any time and to the same extent as if this Agreement had not been executed.

The Bank does not assure or guarantee the tax consequences of payments provided hereunder or matters beyond its control, and Director certifies that his decision to reduce and defer receipt of compensation is not due to any reliance upon financial, tax or legal advice given by the Bank or any of its employees.

15. This Agreement may be amended at any time by the Bank in writing. However, no amendment may be made which will reduce amounts payable to Director or his designated beneficiary without such person's written consent.

16. This Agreement may be terminated by the Bank upon 180 days advance written notice to Director.

17. This Agreement constitutes the entire agreement between the Bank and Director as to the subject matter hereof. No rights are granted to Director by virtue of this Agreement other than those specifically set forth herein.

This Agreement shall be binding upon Director and the Bank, the successors and assigns of the Bank, and the beneficiaries, heirs and legal representatives of Director.

18. This Agreement shall be interpreted according to the laws of the State of California.

IN WITNESS WHEREOF, the parties hereof have entered into this Agreement as of the date first above written.

         BANK                                         DIRECTOR


By               /s/                                    /s/
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Its Corporate Secretary